Exhibit 99.1

Dorian LPG Ltd. Announces First  Quarter Fiscal Year 2019 Financial Results

Stamford, CT –August 9, 2018– Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” and

“our”), a leading owner and operator of modern very large gas carriers ("VLGCs"), today reported its financial results for the three months ended June 30, 2018.

Highlights for the First Quarter Fiscal Year 2019

▪

Revenues of $27.6 million and Daily Time Charter Equivalent (“TCE”)(1) rate for our fleet of $16,553  for the three months ended June 30, 2018,  compared to revenues of $41.0 million and TCE rate of $22,735 for the three months ended June 30, 2017.

▪

Net loss of $(20.6) million, or $(0.38) earnings/(loss) per basic and diluted share (“EPS”), and adjusted net loss(1) of $(22.3) million, or $(0.41) adjusted diluted earnings/(loss) per share (“adjusted EPS”),(1) for the three months ended June 30, 2018.

▪	Adjusted EBITDA(1) of $5.2 million for the three months ended June 30, 2018.

▪

Prepaid $66.9 million representing all outstanding amounts under the bridge loan agreement with DNB Capital LLC  (the “2017 Bridge Loan”) in conjunction with the entry into new Japanese financing arrangements.

▪

Entered into three Japanese financing arrangements with 6.0% fixed interest rates for up to seven years and age-adjusted principal amortization profiles of over 25 years, secured by the Captain John NP,  Captain Markos NL, and Captain Nicholas ML.

▪

Entered into a memorandum of understanding with Hyundai Global Service Co., Ltd. to research and conduct preliminary engineering studies on ways to upgrade the main engines of up to 10 of our VLGCs to dual fuel technology utilizing liquefied petroleum gas as fuel in anticipation of upcoming environmental regulations mandating a reduction in sulphur emissions.

(1)

TCE, adjusted net loss, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net loss to adjusted net loss, EPS to adjusted EPS and net loss to adjusted EBITDA included in this press release.

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “Following a series of transactions finalized during our first fiscal quarter, we have completed our refinancing plan with no debt refinancing requirements until 2022 and limited interest rate exposure. Our consistent focus on low cash break-evens enables us to execute our strategy in all market conditions. With the recent increase in freight rates, our modern fleet of ECO VLGCs should continue to earn a demonstrable premium, which we believe may become more pronounced following the implementation of new regulations to reduce sulphur emissions. With a de-risked balance sheet and a modern, fuel-efficient fleet, we feel well-positioned for any rate environment and the new world of International Maritime Organization regulations beginning in 2020.”

First Quarter Fiscal Year 2019 Results Summary

Net loss amounted to $(20.6) million, or $(0.38) per share, for the three months ended June 30, 2018, compared to  a net loss of $(6.7) million, or $(0.12) per share, for the three months ended June 30, 2017.

Adjusted net loss amounted to $(22.3) million, or $(0.41) per share for the three months ended June 30, 2018, compared to adjusted net loss  of $(8.4) million, or $(0.16) per share for the three months ended June 30, 2017.  Net loss for the three months ended June 30, 2018 is adjusted to exclude an unrealized gain on derivative instruments of $1.7 million. Please refer to the reconciliation of net loss to adjusted net loss, which appears later in this press release.

The unfavorable change of $13.9 million in adjusted net loss for the three months ended June 30, 2018, compared to the three months ended June 30, 2017, is primarily attributable to decreased revenues of $13.4 million, and an increase of $2.9 million in interest and finance costs, partially offset by a favorable change of $1.4 million in realized gain on derivatives, an increase of $0.4 million in interest income, and decreases of $0.2 million in vessel operating expenses and $0.1 million in general and administrative expenses.

The TCE rate for our fleet was $16,553 for the three months ended June 30, 2018, a 27.2% decrease from a TCE rate of $22,735 from the same period in the prior year, primarily driven by increased bunker prices and slightly reduced spot market rates.  Please see footnote 6 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 89.6% in the quarter ended June 30, 2017 to 83.6% in the quarter ended June 30, 2018.

Vessel operating expenses per day decreased to $8,334 in the three months ended June 30, 2018 from $8,434 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters, voyage charters and other revenues earned by our vessels, were $27.6 million for the three months ended June 30, 2018, a decrease of $13.4 million, or 32.6%, from $41.0 million for the three months ended June 30, 2017. The decrease is primarily attributable to a decrease in average TCE rates and fleet utilization. Average TCE rates decreased from $22,735 for the three months ended June 30, 2017 to $16,553 for the three months ended June 30, 2018, primarily as a result of both higher bunker prices and slightly reduced spot market rates during the three months ended June 30, 2018, as compared to the three months ended June 30, 2017. The average price of heavy fuel oil (expressed as U.S. dollars per metric tonnes) from Singapore and Fujairah increased from $309 during the three months ended June 30, 2017 to $433 during the three months ended June 30, 2018. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $26.390 during the three months ended June 30, 2018 compared to an average of $28.813 for the three months ended June 30, 2017. Our fleet utilization decreased from 89.6% during the three months ended June 30, 2017 to 83.6% during the three months ended June 30, 2018, as we attempted to avoid chartering at unsatisfactory rates.

Vessel Operating Expenses

Vessel operating expenses were $16.7 million during the three months ended June 30, 2018, or $8,334 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the vessels that were in our fleet. This was a decrease of $0.2 million, or 1.2%, from $16.9 million for the three months ended June 30, 2017. Vessel operating expenses per vessel per calendar day decreased by $100 from $8,434 for the three months ended June 30, 2017 to $8,334 for the three months ended June 30, 2018. The decrease in vessel operating expenses for the three months ended June 30, 2018, when compared with the three months ended June 30, 2017, was primarily the result of a $0.8 million, or $413 per vessel per calendar day, reduction of crew wages and related costs, partially offset by a $0.7 million, or $336 per vessel per calendar day, increase in spares, stores, and repairs and maintenance costs.

General and Administrative Expenses

General and administrative expenses were $8.4 million for the three months ended June 30, 2018, a decrease of $0.1 million, or 1.5%, from $8.5 million for the three months ended June 30, 2017. The decrease was mainly due to reduction of $0.6 million in cash bonuses to various employees, partially offset by increases of $0.1 million in stock-based compensation and $0.4 million in other general and administrative expenses.

Interest and Finance Costs

Interest and finance costs amounted to $10.4 million for the three months ended June 30, 2018, an increase of $2.9 million, or 38.7%, from $7.5 million for the three months ended June 30, 2017. The increase of $2.9 million during this period was due to an increase of $3.1 million in interest incurred on our long-term debt, primarily resulting from (i) an increase in LIBOR, (ii) an increase in margin on the 2017 Bridge Loan and (iii) an increase in average indebtedness, partially offset by a reduction of $0.2 million in amortization of deferred financing fees and loan expenses. Average indebtedness, excluding deferred financing fees, increased from $759.6 million for the three months ended June 30, 2017 to $768.8 million for the three months ended June 30, 2018. As of June 30, 2018, the outstanding balance of our long-term debt, net of deferred financing fees of $16.4 million, was $741.7 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized gain on derivatives was approximately $1.7 million for the three months ended June 30, 2018, compared to an unrealized loss of $2.4 million for the three months ended June 30, 2017. The favorable $4.1 million change is attributable to changes in the fair value of our interest rate swaps caused by changes in forward LIBOR yield curves and reductions in notional amounts.

Realized Gain/(Loss) on Derivatives

Realized gain on derivatives was approximately $0.8 million for the three months ended June 30, 2018, compared to a realized loss of $0.6 million for the three months ended June 30, 2017. The favorable $1.4 million change is attributable to increases in floating LIBOR resulting in realized gains on interest rate swaps related to the $758 million debt financing facility that we entered into in March 2015 (as amended) with a group of banks and financial institutions.

Gain on Early Extinguishment of Debt

Gain on early extinguishment of debt amounted to $4.1 million for the three months ended June 30, 2017 and was attributable to the repayment of our loan facility with the Royal Bank of Scotland, net of deferred financing fees. There was no gain on early extinguishment of debt for the three months ended June 30, 2018.

Fleet

The following table sets forth certain information regarding our fleet as of August 7, 2018.

	Capacity		Sister		ECO		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Employment	Expiration(2)
VLGCs
Captain Markos NL(3)	82,000	Hyundai	A	2006	—	Time Charter(4)	Q4 2019
Captain John NP(3)	82,000	Hyundai	A	2007	—	Pool-TCO(5)	Q3 2018
Captain Nicholas ML(3)	82,000	Hyundai	A	2008	—	Pool-TCO(5)	Q3 2018
Comet	84,000	Hyundai	B	2014	X	Time Charter(6)	Q3 2019
Corsair(3)	84,000	Hyundai	B	2014	X	Pool(7)	—
Corvette(3)	84,000	Hyundai	B	2015	X	Pool(7)	—
Cougar	84,000	Hyundai	B	2015	X	Pool(7)	—
Concorde(3)	84,000	Hyundai	B	2015	X	Pool-TCO(5)	Q1 2019
Cobra	84,000	Hyundai	B	2015	X	Pool-TCO(5)	Q4 2018
Continental	84,000	Hyundai	B	2015	X	Pool(7)	—
Constitution	84,000	Hyundai	B	2015	X	Pool(7)	—
Commodore	84,000	Hyundai	B	2015	X	Pool(7)	—
Cresques	84,000	Daewoo	C	2015	X	Pool(7)	—
Constellation	84,000	Hyundai	B	2015	X	Pool(7)	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool(7)	—
Clermont	84,000	Hyundai	B	2015	X	Pool(7)	—
Cratis	84,000	Daewoo	C	2015	X	Pool(7)	—
Chaparral	84,000	Hyundai	B	2015	X	Pool(7)	—
Copernicus	84,000	Daewoo	C	2015	X	Pool(7)	—
Commander	84,000	Hyundai	B	2015	X	Time Charter(8)	Q4 2020
Challenger	84,000	Hyundai	B	2015	X	Pool(7)	—
Caravelle	84,000	Hyundai	B	2016	X	Pool(7)	—
Total	1,842,000

(1)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	Currently on time charter with an oil major that began in December 2014.
(5)

“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(6)	Currently on a time charter with an oil major that began in July 2014.
(7)

“Pool” indicates that the vessel is operated in the Helios Pool on a voyage charter with a third party and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(8)	Currently on a time charter with a major oil company that began in November 2015.

Market Outlook Update

Seaborne LPG trade rebounded in the second calendar quarter of 2018 thanks to heavy lifting schedules in the Middle East and the United States, as well as an improvement in arbitrage economics towards the end of the three-month period. After a lackluster first calendar quarter of 2018, exports from the United States peaked at approximately 2.7 million metric tons in May 2018, and total U.S. exports for the first half of 2018 were 4% higher as compared to the same period in 2017.

Appetite for LPG in the East remained strong throughout the second calendar quarter of 2018 due to robust consumption within both the retail and petrochemical markets. China is estimated to have increased its first half of calendar year imports by about 6%, due to healthy propane dehydrogenation margins and limited domestic supply. According to India’s Petroleum Planning & Analysis Cell, LPG demand in India increased by 10% in the second calendar quarter of 2018.

In northwest Europe, the petrochemical sector continued to drive increased demand for LPG as cracking margins for LPG remained healthy relative to other feedstocks. Propane’s spread to naphtha favored propane by $126 per metric ton in the second calendar quarter of 2018 versus $74 per metric ton in the second calendar quarter of 2017.

For the remainder of the year, further supply growth is expected as new production in the United States finds its way to the export market. Exports from the Mariner East 2 project on the U.S. East Coast are also anticipated to start in the fourth calendar quarter of 2018 following a series of setbacks during the pipeline construction phase. East of the Suez Canal, additional LPG export supply is scheduled from Australia towards the end of the year as the Ichthys and Prelude projects exit their respective commissioning phases, adding a total of 2 million tons once at full capacity.

In shipping, freight rates initially fell to 2018 lows in April before recovering towards the end of the quarter off the back of higher exports and tighter vessel availability. The Baltic LPG Index averaged over $30 per metric ton in June and averaged $39 per metric ton in July. The Baltic Index exceeded $40 per metric ton during July for the first time since February 2016.

The VLGC orderbook stands at around 13% of the current fleet, with another two ships scheduled for delivery this year. A further 33 VLGCs, equivalent to around 2.7 million cbm of carrying capacity, will be added to the global fleet by year-end 2020, at which time supply and demand fundamentals are forecast to rebalance. The average age of the global fleet is now 9 years.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended
(in U.S. dollars, except fleet data)	June 30, 2018	June 30, 2017
Statement of Operations Data
Revenues	$27,644,282	$41,025,472
Expenses
Voyage expenses	100,173	239,445
Vessel operating expenses	16,685,457	16,885,289
Depreciation and amortization	16,265,056	16,293,158
General and administrative expenses	8,403,286	8,534,909
Total expenses	41,453,972	41,952,801
Other income—related parties	644,517	633,883
Operating loss	(13,165,173)	(293,446)
Other income/(expenses)
Interest and finance costs	(10,374,281)	(7,477,734)
Interest income	460,973	15,816
Unrealized gain/(loss) on derivatives	1,707,616	(2,370,191)
Realized gain/(loss) on derivatives	782,565	(612,863)
Gain on early extinguishment of debt	—	4,117,364
Foreign currency loss, net	(8,258)	(68,916)
Total other income/(expenses), net	(7,431,385)	(6,396,524)
Net loss	$(20,596,558)	$(6,689,970)
Loss per common share—basic and diluted	(0.38)	(0.12)
Other Financial Data
Adjusted EBITDA(1)	$5,185,136	$17,470,829
Fleet Data
Calendar days(2)	2,002	2,002
Available days(3)	1,991	2,002
Operating days(4)(7)	1,664	1,794
Fleet utilization(5)(7)	83.6%	89.6%
Average Daily Results
Time charter equivalent rate(6)(7)	$16,553	$22,735
Daily vessel operating expenses(8)	$8,334	$8,434

	As of	As of
(in U.S. dollars)	June 30, 2018	March 31, 2018
Balance Sheet Data
Cash and cash equivalents	$65,291,784	$103,505,676
Restricted cash—non-current	35,636,500	25,862,704
Total assets	1,701,148,703	1,736,110,156
Total debt including current portion—net of deferred financing fees of $16.4 million and $16.1 million as of June 30, 2018 and March 31, 2018, respectively.	741,653,103	759,103,152
Total liabilities	761,832,379	776,696,794
Total shareholders’ equity	$939,316,324	$959,413,362

(1)

Adjusted EBITDA is a non-U.S. GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized loss on derivatives, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net loss to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars)	June 30, 2018	June 30, 2017
Net loss	$(20,596,558)	$(6,689,970)
Interest and finance costs	10,374,281	7,477,734
Unrealized gain on derivatives	(1,707,616)	2,370,191
Realized (gain)/loss on derivatives	(782,565)	612,863
Gain on early extinguishment of debt	—	(4,117,364)
Stock-based compensation expense	1,632,538	1,524,217
Depreciation and amortization	16,265,056	16,293,158
Adjusted EBITDA	$5,185,136	$17,470,829

(2)

We define calendar days as the total number of days in a period during which each vessel in our fleet was owned. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)

We define available days as calendar days less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(4)

We define operating days as available days less the aggregate number of days that our vessels are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 7 below).

(5)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(6)

Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars, except operating days)	June 30, 2018	June 30, 2017
Numerator:
Revenues	$27,644,282	$41,025,472
Voyage expenses	(100,173)	(239,445)
Time charter equivalent	$27,544,109	$40,786,027

Denominator:
Operating days	1,664	1,794
TCE rate:
Time charter equivalent rate	$16,553	$22,735

(7)

We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool (the “Company Methodology”). If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter (the “Alternate Methodology”), our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies since the inception of the Helios Pool is as follows:

	Three months ended
	June 30, 2018	June 30, 2017
Company Methodology:
Operating Days	1,664	1,794
Fleet Utilization	83.6%	89.6%
Time charter equivalent	$16,553	$22,735

Alternate Methodology:
Operating Days	1,990	2,002
Fleet Utilization	99.9%	100.0%
Time charter equivalent	$13,841	$20,373

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(8)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net loss and adjusted EPS. We believe that adjusted net loss and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net loss and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP financial measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net loss and EPS to adjusted net loss and adjusted EPS, respectively, for the periods presented:

	Three months ended
(in U.S. dollars, except share data)	June 30, 2018	June 30, 2017
Net loss	$(20,596,558)	$(6,689,970)
Unrealized (gain)/loss on derivatives	(1,707,616)	2,370,191
Gain on early extinguishment of debt	—	(4,117,364)
Adjusted net loss	$(22,304,174)	$(8,437,143)

Loss per common share—diluted	$(0.38)	$(0.12)
Unrealized (gain)/loss on derivatives	(0.03)	0.04
Gain on early extinguishment of debt	—	(0.08)
Adjusted loss per common share—diluted	$(0.41)	$(0.16)

Conference Call

A  conference call to discuss the results will be held today, August 9, 2018 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and request to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pass code for the replay is 13682375. The replay will be available until August 16, 2018, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source Dorian LPG Ltd.